Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement No. 333-251657 on Form S-1 of our report dated September 14, 2020, relating to the financial statements of Luminar Technologies, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California

January 29, 2021